FOR IMMEDIATE RELEASE

           AUDIOVOX CORPORATION ANNOUNCES FILING OF ITS 2004 FORM 10-K

Hauppauge, NY, March 31, 2005. . . Audiovox Corporation (Nasdaq: VOXXE) today announced that it has filed its Form 10-K for the fiscal year ended November 30, 2004 with the Securities and Exchange Commission (SEC).

As previously announced the late filing was due to the fact that the Company's current auditor, Grant Thornton LLP required additional time to complete the fiscal 2002 audit of Audiovox and its subsidiaries, which included Audiovox Communications Corporation, the net assets of which were sold to UTStarcom in November of last year. As a result, Audiovox received a Nasdaq Staff Determination indicating that the Company had failed to comply with the filing requirement for continued listing set forth in NASD Marketplace Rule 4310(c)(14). The Company was given a hearing date of April 7th, 2005.

With this filing, the Company believes it has now complied with Nasdaq listing requirements.

The Company anticipates the release of its fiscal 2005 first quarter results on Tuesday, April 12, 2005.

About Audiovox

Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets, mobile and consumer electronics products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe-Harbor Language

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward- looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the

                                  Exhibit 99.1

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Audiovox Announces Filing of its 2004 Form 10-K
Page 2 of 2

review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements or other corporate actions. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended November 30, 2004.

Company Contact:                 Public and Investor Relations Contact:
C. Michael Stoehr, SVP/CFO       Glenn Wiener
Audiovox Corporation              GW Communications
(631) 231-7750                   (212) 786-6011 or GWIENER@GWCCO.COM

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                                  Exhibit 99.1